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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                                                                        Contact:

                                                                   Daniel Briggs
                                  Vice President, Finance and Investor Relations
                                                                  (212) 907-6134

                                                           The BISYS Group, Inc.
                                                                     (NYSE: BSG)
                                                                   www.bisys.com

                     BISYS(R) ANNOUNCES NEW CREDIT FACILITY

NEW YORK, N.Y. (January 6, 2006) -- The BISYS Group, Inc., a leading provider of outsourcing solutions for the financial services sector, today announced that it has entered into a new credit facility which provides for (i) a revolving credit facility of up to $100 million which is immediately available and may be used for working capital and other corporate purposes, and (ii) a term loan in an aggregate amount of up to $300 million which would be available, if necessary, to repay the Company's currently outstanding $300 million of 4% convertible notes due March 15, 2006. SunTrust Bank serves as the Administrative Agent for the new facility. The Company's previous $150 million revolving credit facility has been terminated. No borrowings were outstanding under the prior agreement at the time of termination.

The new facility, which has a term of one year, provides the Company with immediate borrowing availability and simplifies its financial covenants and reporting obligations. The current interest rates payable under the revolving portion of the new facility are comparable to those in its prior credit facility. Should the company choose to fund the term loan portion of the facility, its interest expense may increase, as the borrowing costs associated with the term loan are higher than those associated with the Company's currently outstanding 4% convertible notes.

                                     -more-

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As previously announced, the Company expects to close the sale of the
Information Services business prior to February 28, 2006. The Company intends to use a portion of the proceeds from this sale to retire its convertible notes, but if the closing of the sale is delayed, it may choose to repay the maturing notes with the term loan portion of the new facility.

ABOUT BISYS

The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms, insurance companies, and banks to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans and other investment products. Through its Insurance Services group, BISYS is the nation's largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. BISYS' Information Services group provides industry-leading information processing, imaging, and back-office services to banks, insurance companies and corporate clients. Headquartered in New York, BISYS generates more than $1 billion in annual revenues worldwide. Additional information is available at www.bisys.com.

Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting BISYS' operations, markets, services and related products, prices and other factors discussed in BISYS' periodic filings with the Securities and Exchange Commission. Such risks also include the risk that the closing of the pending sale of Information Services group of BISYS is delayed past February 28, 2006 or that the transaction will not be completed or will be completed on different terms.

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